Exhibit 99.1

American Lorain Corporation Reports Financial Results for
the Second Quarter 2010

JUNAN COUNTY, China, August 10, 2010 – American Lorain Corporation (NYSE Amex: ALN) ("American Lorain" or "the Company”), an international processed snack foods, convenience foods, and frozen foods company based in Shandong Province, China, today announced its financial results for its second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

  Revenue was $29.2 million, up 21.9% from 2Q2009 with convenience food sales improving 62.6% year over year
  Gross profit was $6.7 million, up 27.0% from 2Q2009 with gross margins of 23.0%, a 90- basis point improvement over 2Q2009
  Operating income margin was 15.7% for the quarter, a 255-basis point improvement over 2009
  Net income was $2.7 million, up 44.4% from 2Q 2009 and earnings per diluted shares were $0.10 based on 26.8 million shares
Second Quarter 2010 Results
	2Q 2010	2Q 2009	CHANGE
Net Sales	$29.2 million	$24.0 million	+ 21.9%
Gross Profit	$6.7 million	$5.3 million	+ 27.0%
Net Income	$2.7 million	$1.9 million	+ 44.4%
EPS (Diluted)*	$0.10	$0.07	+ 35.9%

*Weighted average shares outstanding for Q2 2010 was 26,750,592 and for Q2 2009 was 25,177,640

“Sales of chestnut and convenience food products remain the driving force of our operating performance,” began Chairman Si Chen of American Lorain. "Chestnut sales benefitted from a return of export orders in key Asian markets which helps level the seasonality of chestnut in China in the first half of the year. We are confident that our new frozen chestnut products will contribute to revenue in the third quarter and are pleased to report we have begun shipping our frozen chestnut raw materials to our Lorain branded retail counters in China, Japan and the Korean market. Convenience food products remain an exciting growth category for our Company. After a series of new product launches, including lunch box entrées, bean products and cold dishes, we are pleased to report that customers have been purchasing popular items in each product family and we thus expect strong re-orders for these items through the balance of the year.”

Second Quarter 2010 Revenue Segments

	Three Months Ended June 30,
	$ millions of USD

	2010	2009	% Change
Chestnut	14.9	13.9	7.3%
Convenience food	10.3	6.3	62.6%
Frozen foods	4.1	3.8	7.7%
Total	$29.2	$24.0	21.9%

Total revenue for the second quarter of 2010 ended June 30, 2010 was $29.2 million, up 21.9% from $24.0 million for the quarter ended June 30, 2009. The increase was primarily due to a higher sales contribution from the convenience food segment, which grew by 62.6% quarter over quarter. In the second quarter of 2010 revenues from convenience food products were 35.1% of total revenues for the quarter, up from 28.9% of total revenues for the quarter ended March 31, 2010. Products in American Lorain’s convenience foods product line include ‘ready to eat’ meals and snack foods, ‘ready to heat’ lunch box entrees and ‘self-heating’ meals for military personnel. As of the period ending June 30th 2010, American Lorain has developed and launched more than 100 convenience type foods in the Chinese market and is leveraging its long-standing distributor and retail networks to introduce Lorain®-branded convenience foods throughout 5,200 retail points in 26 provinces it currently sells Lorain®-branded snack foods.

American Lorain’s core product line includes more than 50 varieties of chestnuts and chestnut-based snack. Sales in this category increased 7.3% from the second quarter 2009 and met management expectations. American Lorain’s chestnut business accounted for 51% of the Company’s revenues and is derived from a combination of domestic and international sales of chestnuts and chestnut-based snack foods. For the quarter, China accounted for 75.4% of chestnut sales. Export markets accounted for the balance of revenues in which Japan, Korea and the United Kingdom remained the largest export markets for the Company.

American Lorain frozen foods are sold in bulk to commercial customers in export markets and quick service restaurant chains like KFC® and Pizza Hut® restaurants in China. Sales of frozen foods are sold including frozen vegetables and select fruits accounted for 14.0% of revenues in the second of 2010. American Lorain only services a select group of commercial accounts and it is not actively growing this business segment due to its lower margin profile.

Gross profit for the second quarter of 2010 was $6.7 million, a 27.0% increase from $5.3 million in the second quarter of 2009 as a result of increase in revenue. Overall gross profit margin was 23.0% for the second quarter compared to 22.1% for the second quarter of 2009 due to higher margin chestnuts and convenience foods accounting for a higher percentage of revenues in the quarter ended June 30, 2010. Targeted gross margins for each product category are detailed below:

Gross profit margin (%)
Chestnut	25 – 28
Convenience food	22 – 24
Frozen foods	16 - 18

Operating income for the quarter increased by 45.5% to $4.6 million, with operating margin of 15.7%, versus $3.2 million with operating margin of 13.2% in the second quarter of 2009. Sales and marketing expenses and general and administrative expenses remained flat quarter over quarter at approximately $2.1 million for the quarter.

Net income for the quarter was $2.7 million, an increase of 44.4% from $1.9 million in the same period in 2009. Based on 26,750,592 fully diluted shares outstanding, earnings per diluted share were $0.10 per share, a 35.9% increase over the prior year prior.

Six Months Results

	Six Months Ended June 30,
	$ Millions of USD
	2010	2009	% Change
Chestnut	27.8	26.5	4.8%
Convenience food	17.4	7.3	136.3%
Frozen foods	8.6	11.3	(23.8%	)
Total	$53.8	$45.2	$19.1%

Total revenue for the first six months of 2010 was $53.8 million, up 19.1% from $45.2 million in the prior year's period. For the first six months in 2010, domestic sales accounted for 81.2% of total revenues while international sales accounted for 18.8% with Japan and South Korea contributing 7.9% and 4.5% of total sales respectively. The trend of increased domestic revenue is consistent with the Company’s strategy to gain market share with Chinese consumers.

Gross profit in the first half of fiscal year 2010 was $12.4 million, an increase of 19.0% from $10.5 million in the prior year's corresponding period. The gross profit margin remained constant at 23.1% for the six months ended June 30, 2010 compared to the same period of fiscal 2009.

Operating income in the first half of 2010 was $8.0 million, with operating margin of 14.7%, a 28.5% increase from $6.2 million in the prior year's period.

Net income for the first half of fiscal year 2010 was $4.5 million, compared to $3.6 million in the prior year's corresponding period, a 25.7% increase year over year. Earnings per weighted average diluted share were $0.17 based on 26,750,592 million diluted shares.

Financial Condition

As of June 30, 2010, the Company had $10.3 million in cash, down from $1.8 million as of December 31, 2009; working capital was $45.5 million, on June 30, 2010 and accounts receivable turnover in days for the second quarter of 2010 was 63 days. Cash flow from operations and capital expenditures were $5.5 million and $10.0 million for the first six months of 2010, respectively. With strong cash flow generation and no additional capital expenditures planned for the second half of 2010, the Company expects to end the year in a strong financial position.

Recent Events

June 29, 2010 – American Lorain announced that it has signed a letter of intent to acquire Shandong Greenpia Foodstuff Co. Ltd, a privately-owned food processor specializing in Korean kimchi cold dishes. The deal was valued at approximately $4.3 million with $2.1 million in cash and 731,707 shares of ALN common stock and is expected to be completed in Q3 2010 subject to government approval. The deal is consistent with Management’s strategy to allocate more capital to its high growth, high margin convenience food business,.

Second Quarter 2010 Conference Call

To attend the call, please use the dial information below. When prompted, ask for the "American Lorain Conference Call" and/or be prepared to provide the conference ID.

Date:	August, 11 2010
Time:	9:00am ET
Conference Line Dial-In (U.S.):	1-877-941-1428
International Dial-In:	1-480-629-9665
Conference ID:	4344733
Webcast link:	http://viavid.net/dce.aspx?sid=0000793E

Please dial in at least 10-minutes before the call to ensure timely participation. A playback will be available through August 18, 2010. To listen, please call 1-877-870-5176 within the United States or +1-858-384-5517 when calling internationally. Utilize the pass code 4344733 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=0000793E or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through August 10, 2011.

About American Lorain Corporation

American Lorain Corporation products include chestnut products, convenience food products and frozen food products. The Company currently sells over 230 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-FINANCIAL TABLES FOLLOW-

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2010 AND DECEMBER 31, 2009
(Stated in US Dollars)

	At June 30,	At December 31,
ASSETS	2010	2009
Current Assets
Cash and cash equivalents	$10,338,791	$12,111,532
Restricted cash	741,442	1,299,889
Short-term investment	9,413,040	7,320,248
Trade accounts receivable	17,509,252	23,025,772
Other receivables	5,165,035	7,837,675
Related party receivable	167,484	603,116
Inventory	34,075,760	26,400,117
Advance to suppliers	15,153,714	16,938,872
Prepaid expenses and taxes	171,173	905,266
Deferred tax asset	200,072	199,867
Total current assets	$92,935,763	$96,642,354

Property, plant and equipment, net	50,638,174	41,280,407
Land use rights, net	3,835,691	3,871,547
Deposit	16,154	16,088
TOTAL ASSETS	$147,425,782	$141,810,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$37,750,096	$35,488,212
Long-term Debt – Current Portion	309,910	-
Accounts payable	2,209,103	2,614,515
Taxes payable	1,197,417	2,235,341
Accrued liabilities and other payables	4,571,902	6,422,492
Deferred tax liabilities	2,899	-
Customers deposits	1,354,956	13,842
Total Current Liabilities	$47,396,283	$46,774,402

Long Term Liabilities
Long term bank loans	12,851	294,873

TOTAL LIABILITIES	$47,409,134	$47,069,275

	At June 30,	At December 31,
	2010	2009

STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value, 5,000,000
shares authorized; 0 shares issued and outstanding at June 30, 2010 and December 31, 2009	-	-

Common stock, $0.001 par value, 200,000,000 shares authorized; 30,240,202 and
30,240,202 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	30,240	30,240

Additional paid-in capital	35,723,552	35,268,603
Statutory reserves	8,895,477	8,895,477
Retained earnings	42,995,493	38,455,349
Accumulated other comprehensive income	5,998,789	6,068,569
Non-controlling interests	6,373,097	6,022,883

	$100,016,648	$94,741,121

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$147,425,782	$141,810,396

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net revenues	$29,218,314	$23,965,924	$53,778,530	$45,166,461
Cost of revenues	(22,499,645)	(18,675,167)	(41,335,771)	(34,713,370)
Gross profit	$6,718,669	$5,290,757	$12,442,759	$10,453,091

Operating expenses
Selling and marketing expenses	(1,194,996)	(1,220,317)	(2,567,348)	(2,391,164)
General and administrative expenses	(932,210)	(914,892)	(1,948,662)	(1,891,197)

Operating income	$4,591,463	$3,155,548	$7,926,749	$6,170,730

Investment income	589	-	589	-
Government subsidy income	196,003	97,663	377,424	196,252
Interest and other income	8,901	127,279	130,982	208,648
Other expenses	(44,714)	(69,286)	(72,237)	(181,603)
Interest expense	(1,023,129)	(744,825)	(1,943,553)	(1,348,651)

Earnings before tax	$3,729,113	$2,566,379	$6,419,954	$5,045,376

Income tax	(857,604)	(602,706)	(1,529,596)	(1,183,478)

Net income	$2,871,509	$1,963,673	$4,890,358	$3,861,898
Net income attributable to:

- Common Stockholders	$2,679,613	$1,855,628	$4,540,144	$3,611,704
- Non-controlling Interest	191,896	108,045	350,214	250,194
	$2,871,509	$1,963,673	$4,890,358	$3,861,898

Earnings per share
- Basic	$0.10	$0.07	$0.17	$0.14
- Diluted	$0.10	$0.07	$0.17	$0.14

Weighted average shares outstanding
- Basic	26,075,413	25,177,640	26,075,413	25,177,640
- Diluted	26,750,592	25,177,640	26,750,592	25,177,640

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$2,871,509	$1,963,673	$4,890,358	$3,861,898
Stock and share based compensation	205,943	-	454,949	-
Depreciation	322,416	331,026	687,985	665,480
Amortization	33,341	91,615	69,061	135,992
(Increase)/decrease in accounts & other receivables	4,205,909	(6,927,729)	8,294,930	(5,234,644)
(Increase)/decrease in inventories	1,798,055	832,815	(7,675,643)	(2,027,754)
Decrease/(increase) in prepayment	972,209	1,002,431	734,094	908,005
Increase/(decrease) in accounts and other payables	(1,648,161)	(7,086,166)	(1,950,117)	(8,571,918)
Net cash (used in)/provided by operating activities	8,761,221	(9,792,335)	5,505,617	(10,262,941)

Cash flows from investing activities
Sales (investment) in short term investment fund	-	(13)	22,227	2,767
(Increase)/decrease in restricted cash	376,613	-	558,448	-
Payment of land use rights	(18,318)	(98,320)	(33,205)	(121,009)
Payments for purchase of equipment & plant	(9,618,218)	(383,364)	(10,045,753)	(526,530)
Decrease (increase) in deposit	-	213,860	-	(2,045)
Net cash used in investing activities	(9,259,923)	(267,837)	(9,498,283)	(646,817)

Cash flows from financing activities
Bank borrowings	5,297,856	2,886,255	23,151,602	17,535,302
Repayment of bank loans	(2,900,729)	-	(20,861,829)	-
Notes payable	-	1,614,365	-	(3,594,121)
Issue of common stock	-	6,147	-	6,152
Net cash provided by/(used in) financing activities	$2,397,127	$4,506,767	$2,289,773	$13,947,333

Net Increase/(decrease) of Cash and Cash Equivalents	1,898,425	(5,553,405)	(1,702,893)	3,037,575
Effect of foreign currency translation on cash and cash equivalents	(89,298)	141,404	(69,848)	952,807

Cash and cash equivalents–beginning of year	8,529,664	12,243,722	12,111,532	2,841,339
Cash and cash equivalents–end of year	$10,338,791	$6,831,721	$10,338,791	$6,831,721

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Supplementary cash flow information:
Interest received	$3,998	$1,620	$6,802	$66,610
Interest paid	$1,018,530	$744,825	$1,938,954	$1,348,651
Income taxes paid	$649,208	$602,706	$2,489,131	$1,183,478

For more information, please contact:

At the company:
American Lorain Corporation
Alan Jin, CFO
Tel: +86-539-731-7959
Email: alanjin@americanlorain.com
Web: http://www.americanlorain.com

Investor relations:
John Mattio, SVP
HC International, New York
Tel: +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net